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                                                                    Exhibit 11

                             EMPLOYMENT AGREEMENT

        AGREEMENT made and entered into as of July 1, 1993 by and between American Maize-Products Company, a Maine corporation with offices at 250 Harbor Drive, Stamford, CT 06902 (the "Company") and Patric J. McLaughlin of 164 West Road, New Canaan, CT 06840 (the "Employee").

        WHEREAS, prior to the effective date of this Agreement, Employee was employed by the Company in various capacities, and

        WHEREAS, the Company and Employee desire to continue such employment with the Company on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

        1. Employment and Term. The Company agrees to employ the Employee and Employee agrees to serve the Company as President and Chief Executive Officer of the Company commencing the date hereof and terminating June 30, 1996 (the "Termination Date"), subject to the terms and conditions of this Agreement. On each anniversary date of this Agreement starting with the first anniversary on July 1, 1994, through and including the seventh anniversary on July 1, 2000, the Termination Date shall be automatically extended for an additional twelve-month period, unless prior thereto (i) the parties have agreed to terminate the employment or (ii) the Company has given notice of termination under paragraph 5.

        2. Services and Duties. Employee shall have appropriate responsibilities, duties and authorities commensurate with the task of serving as President and Chief Executive Officer. Employee shall be responsible to the Board of Directors and shall devote substantially all of his business attention, skill and


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efforts to the faithful and diligent performance of his duties. The expenditure of reasonable amounts of time by the Employee for personal or outside charitable and professional activities shall not be deemed a breach of this Agreement, provided such activities do not materially interfere with the services required to be rendered by Employee under this Agreement and are not contrary to the business or other interests of the Company.

        3. Compensation and Benefits. During the period of his employment under this Agreement, the Employee shall receive the following compensation and benefits:

            a. Base salary in the amount of Four Hundred Thousand Dollars ($400,000) per annum, payable in equal bi-weekly installments. Employee's base salary will be reviewed annually by the Compensation Committee of the Board of Directors for possible increases or decreases based upon Employee's performance.

            b. Annual incentive compensation based on individual and Company performance targets to be mutually agreed upon each year by the parties. The amount of the annual incentive compensation payable will be determined by the Company's management incentive plan in effect from time to time, it being understood that the annual incentive compensation "target" rate under the current plan shall be fifty percent (50%) of Employee's annual base salary.

            c. Employee shall be entitled to participate in any benefit programs made available from time to time by the Company to executives and/or other salaried employees, including but not limited to the Company's retirement plan; 401(K) plan; executive life insurance program; hospitalization, surgical and major medical coverage for Employee and his dependents; sick leave and short-term



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     disability; long-term disability coverage; vacation and holidays.

        4. Business Expense Reimbursements and Perquisites. Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket expenses incurred by him in performing services hereunder, subject to appropriate documentation. The Company shall also reimburse Employee for the cost of an annual physical examination. Employee shall be provided with the use of an automobile under the conditions specified in the Company's policies governing same.

        5.  Termination of Employment.

            a. Employee's employment shall terminate upon his death.

            b. In the event Employee becomes, in the good faith determination by the Board of Directors based upon professional medical advice to the Board of Directors, physically or mentally disabled so as to be unable, for a period of more than 90 consecutive days, or for more than 120 days in the aggregate during a twelve-month period, to perform his duties hereunder on a full-time basis, the Company may at its option, terminate his employment upon not less than five days written notice.

            c. The Company may terminate the Employee's employment at any time for cause, including but not limited to the occurrence of any of the following: (i) a default or other breach by the Employee of his obligations under this Agreement, (ii) failure by the Employee diligently and competently to perform his duties under this Agreement, (iii) misconduct, dishonesty or insubordination by the Employee, or (iv) any act or omission by the Employee detrimental to the business reputation of the Company or


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      damaging to the Company's relationship with its customers, suppliers or employees.

            d. The Company may terminate the Employee's employment at any time without cause. In the event that the Employee's employment is terminated without cause and subject to the conditions set forth below, the Company shall provide the following severance benefits to Employee until the Termination Date:

                (i) The Company shall continue to pay to Employee the bi-weekly base salary amounts under paragraph 3(a).

                (ii) The Company shall continue to make incentive compensation payments to Employee under paragraph 3(b) in the amounts equivalent to his "target" incentive compensation under the management incentive plan in effect at the time of his termination.

                (iii) Employee shall continue to participate in the Company benefit plans under paragraph 3(c); provided, however, that Employee shall not be entitled to any stock option grants or long-term incentive compensation awards that have not previously been granted prior to his termination. The calculation of Employee's pension benefit under the Company's retirement plan shall include credit for the amounts paid under subparagraphs 5(d)(i) and 5(d)(ii) and the duration of such payments for purpose of determining length of service, and amounts equivalent to the resulting benefit shall be paid out of a non-qualified plan to the extent necessary.

                (iv) Employee shall use his best efforts to find other employment during the period he is entitled to receive severance benefits from the Company. Any

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         compensation, fee or benefit earned by Employee from any part-
         time or full-time employment in any capacity during the period he is entitled to receive severance benefits from the Company shall be deducted in full from the amounts otherwise payable under the above three paragraphs.

                (v) Stock options which have been awarded to Employee prior to his termination shall remain exercisable until the earlier of their expiration date or the third anniversary of termination of his employment, subject to appropriate modification of the Company's stock option plans.

            Severance payments to the Employee by the Company described above shall be in full and complete satisfaction of any and all obligations owing to the Employee pursuant to this Agreement.

            e. In the event of termination of employment under paragraph 5(a), 5(b) or 5(c), or termination of employment for any reason regardless of cause on or after the Termination Date, the Company shall not be obligated to make any severance payments to Employee, and Employee's entitlement to compensation and benefits under paragraph 3 shall cease upon such termination of employment.

        6. Constructive Termination. It is mutually understood and agreed that a substantial reduction in Employee's responsibilities, functions or authority to a level not commensurate with the task of serving as President and Chief Executive Officer or transfer of Employee to an inappropriate location shall, upon election by the Employee, be deemed to be a termination of employment by the Company, and the Employee shall be entitled to the severance benefits under paragraph 5(d) unless the Company has grounds for termination under paragraph 5(c).

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        7.  Confidential Information.  The Employee shall not, during the period of his employment or at any time therafter disclose or communicate to any unauthorized person, firm or corporation, or use for his own purposes, trade secrets, confidential commercial information, or any other information, knowledge or data of the Company or any of its affiliates which is not generally known to the public and shall use his best efforts to prevent the publication or disclosure by any person of any such secret, information, knowledge or data. All documents and objects made, compiled, received, held or used by the Employee while employed by the Company in connection with the business of the Company shall be and remain the Company's property and shall be delivered by the Employee to the Company upon the termination of the Employee's employment or at any earlier time requested by the Company.

        8. Employee Hiring Restriction. The Employee shall not, for a period of two years after termination of his employment, employ or retain any person as a consultant or otherwise who was employed by the Company or any of its affiliates or induce such person to accept employment or retention other than with the Company and its affiliates.

        9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except any dispute with respect to paragraph 7 or 8) shall be settled exclusively by arbitration in Connecticut or New York in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The Company shall not be required to arbitrate any dispute or claim arising under paragraph 7 or 8 but shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim, and such judicial proceeding shall not be stayed or delayed pending the outcome of any arbitration proceeding



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hereunder. The Employee agrees that a breach of paragraph 7 or 8 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and that the Company shall be entitled to injunctive relief in the event of breach of paragraph 7 or 8.

        10. Governing Law. The validity, construction, interpretation and enforcement of this Agreement shall be determined and governed by the laws of the State of Connecticut.

        11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the Employee's employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee's employment. In the event of conflict between this Agreement and the provisions of any Company benefit plan under which Employee is entitled to receive benefits, the provisions of this Agreement shall prevail.

        12. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to the following address or to such other address as either party shall designate in writing to the other:

To the Employee:                        To the Company:

Mr. Patric J. McLaughlin                American Maize-Products Company
164 West Road                           250 Harbor Drive
New Canaan, CT 06840                    Stamford, CT 06902

        13. Amendments and Waiver. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other

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party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

        14. Assignments. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to an affiliate or by the Employee.

        15. Scope. If any provision of this Agreement, or portion thereof, is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

        16. Survival of Covenants. The obligations of the Employee set forth in paragraphs 7, 8 and 9 represent independent covenants by which the Employee is and will remain bound notwithstanding any breach by the Company, and shall survive the termination of this Agreement.

        17. Withholding Taxes. All amounts payable under this Agreement shall be subject to applicable deductions for withholding taxes, FICA, unemployment compensation and the like.

        18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Employee, his heirs, executors and administrators.



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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.


EMPLOYEE                                  AMERICAN MAIZE-PRODUCTS COMPANY

/s/  PATRIC J. MCLAUGHLIN                  By /s/   H. BARCLAY MORLEY
- ------------------------------               ----------------------------------
     Patric J. McLaughlin                 Its  Chairman, Compensation Committee




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                                First Amendment
                            To Employment Agreement

            AMENDMENT made and entered into as of the 2nd day of January, 1995, by and between American Maize-Products Company, a Maine Corporation with offices at 250 Harbor Drive, Stamford, Connecticut 06902 (the "Company") and Patric J. McLaughlin of 164 West Road, New Canaan, Connecticut 06840 (the "Employee").

            WHEREAS, the Employee and the Company entered into an employment agreement as of July 1, 1993 ("Employment Agreement"), and

            WHEREAS, Section 13 of the Employment Agreement provides that it may be amended by an instrument signed by both parties, and

            WHEREAS, the Company and the Employee desire to amend the Employment Agreement and to continue the employment of the Employee with the Company on the terms and subject to conditions set forth in the Employment Agreement as amended by this Amendment.

            NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree to add the following two provisions to the Employment Agreement:

                 1. Excise Tax Gross-Up Payment. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or any other person or entity to or for the benefit of the Employee is a "parachute payment" (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a "Payment"), and would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), concurrent with the making of such Payment, the Company shall pay to the Employee an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by the Employee, after deduction of any Excise Tax on such Payment and any federal, state or local income tax and Excise Tax on the Gross-Up Payment shall equal the amount of such Payment.

                 2. Legal Expenses. The Company shall bear the expense of the Employee of any dispute or controversy arising under or in connection with this Agreement (including reasonable attorneys' fees and expert fees). In no event shall the Employee be required to reimburse the Company for any of the costs or expenses relating to any proceeding, including any enforcement proceeding of this Agreement.


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            Except as expressly amended hereby, the Employment Agreement shall continue in full force and effect in accordance with the provisions thereof.

            IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

EMPLOYEE                           AMERICAN MAIZE-PRODUCTS COMPANY

Patric J. McLaughlin               By:  H. Barclay Morley
- -----------------------                 -----------------------------------
Patric J. McLaughlin
                                   Its: Chairman, Compensation Committee
                                        -----------------------------------


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